PROGRESSIVE BANK, INC.
                1997 EMPLOYEE STOCK OPTION PLAN

               Stock Appreciation Rights Agreement
                Not In Tandem with Stock Option

     On the date of grant specified below, the Stock Option Committee of Progressive Bank, Inc. (the "Company") hereby grants to ________________ (the "Optionee") a total of _______ Stock
Appreciation Rights ("SARs"), subject to the terms and conditions set forth in the Progressive Bank, Inc. 1997 Employee Stock Option Plan (the "Plan") (a copy of which is available to the Optionee upon request). The terms and conditions of the Plan are incorporated herein by reference.

          (a) The exercise price is $____ for each share, such price being 100% of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this option.

          (b) The SAR shall be exercisable to the extent permitted in the Plan.

          (c) The SAR shall be accepted for surrender by the Optionee in consideration for the payment by the Company of an amount equal to the excess of the fair market value on the date of exercise of the Shares of Common Stock subject to such SAR over the exercise price specified in Paragraph (a) hereof.

          (d) Payment hereunder shall be made in shares of Common Stock or in cash as provided in the Plan.

          (e) The SAR is nontransferable, except in accordance with Section 14 of the Plan.

          (f) The SAR may be exercised only in accordance with Sections 8 and 9 of the Plan, and only when there is a positive spread, i.e., when the market price of the Common Stock subject to the SAR exceeds the exercise price of the SAR.

          (g) In the event of any inconsistency or conflict between this Agreement and the Plan, the Plan shall be controlling and supercede any conflicting or inconsistent provision of the Agreement.
                            PROGRESSIVE BANK, INC.
                            1997 EMPLOYEE STOCK
                            OPTION PLAN COMMITTEE

                            By ________________________
______________________
Date of Grant
                            Attest: ___________________(Seal)